EXHIBIT 22.3

Magna International Inc. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1 Tel (905) 726-2462 Fax (905) 726-7164

March 28, 2006

Dear Shareholder:

On behalf of both Management and our Board of Directors, we are pleased to invite you to attend the Annual Meeting of Shareholders of Magna International Inc. Our Annual Meeting will be held at 10:00 a.m. (Toronto time) on Tuesday, May 2, 2006 at:

      Roy Thomson Hall
      60 Simcoe Street
      Toronto, Ontario
      Canada

Accompanying this letter are the Notice of Annual Meeting of Shareholders, Management Information Circular/Proxy Statement and a form of proxy for the meeting, as well as our Annual Report to Shareholders for the fiscal year ended December 31, 2005.

We encourage you to attend the Annual Meeting in person in order to vote your shares and hear Management's presentations on the past year, current conditions and plans for the future.

If you are unable to attend the meeting in person, please complete and return the enclosed form of proxy in accordance with the instructions set out in the form and the enclosed Management Information Circular/Proxy Statement. If you are a non-registered holder, you should refer to the section of the Management Information Circular/Proxy Statement entitled "How to Vote Your Shares — Non-Registered Holders" to find out how to attend the meeting or instruct an intermediary on the voting of your shares.

We look forward to seeing you at the meeting.

Sincerely,

FRANK STRONACH
Chairman of the Board